Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Announces Plans to Sell its U.S. Healthcare Business;

 Will Record Impairment Charge for Fiscal Third Quarter
Company Also Announces Preliminary Agreement for Metropolitan NY/NJ Businesses

Access Air Products’ fiscal third quarter earnings teleconference tomorrow, July 23, at 10:00 a.m. EDT by calling (719) 325-4783 and entering passcode 1115514, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.

LEHIGH VALLEY, Pa. (July 22, 2008) – Air Products (NYSE:APD) announced today that it is planning to sell its U.S. Healthcare business and will record an impairment charge of approximately $315 million ($237 million after-tax) in its fiscal 2008 third quarter results, ended June 30. The company plans to report the U.S. Healthcare business as a discontinued operation beginning in the fiscal fourth quarter and will continue to operate and serve patients until the business is transitioned to a new owner.

In 2007, the company implemented a number of significant actions to improve the performance of its U.S. Healthcare business, including changes in management, a product and service offering simplification program, and other measures to drive earnings growth and improve profitability. During 2008, the business continued to underperform. As a result, in April 2008, Air Products disclosed that it was evaluating its strategic options for the business. Based on a review of the market and competitive conditions, the company determined that the U.S. Healthcare business no longer fit its business portfolio. At its July meeting, the company’s Board of Directors authorized management to pursue the sale of the business, and the company is in discussions with potential buyers.

Chairman, President and Chief Executive Officer John E. McGlade, said, “Our U.S. Healthcare employees have worked very hard to execute our plan to increase volumes and reduce costs. Unfortunately, despite progress in a number of areas, the U.S. business is still not meeting expectations. At this time, we believe the decision to sell this business is in the best interest of our shareholders. This in no way affects our healthcare operations outside of the U.S, which continue to perform well and remain a core component of our strategy moving forward.”

Air Products is also announcing that it has reached preliminary agreement to sell its U.S. Healthcare businesses in the metropolitan New York area and in New Jersey, including its A&J Care locations in Glendale and Peekskill, New York and its COPD Services locations in Runnemede, Cape May Courthouse and Cedar Grove, New Jersey. This sale is expected to be completed by the end of the fiscal year.

Air Products has been in the U.S. healthcare market since October 2002 when it acquired American Homecare Supply. The company subsequently made additional acquisitions, growing its U.S. sales to $271 million in fiscal 2007 by providing respiratory therapies, home medical equipment and infusion services to patients in their homes. The U.S. Healthcare business operates in over 80 locations, has approximately 1,700 employees, and serves 120,000 patients, mainly throughout the eastern half of the U.S.

Air Products will continue to serve its hospital and magnetic resonance imaging customers in the U.S. through its Merchant Gases segment. These institutional healthcare businesses were never included in the Healthcare segment.

Air Products will release its fiscal 2008 third quarter financial results on Wednesday, July 23, 2008, and will host teleconference at 10:00 a.m. EDT. The teleconference will be open to the public and the media in listen-only mode by telephone and Internet broadcast.

Live teleconference: (719) 325-4783
Passcode: 1115514

Internet broadcast/slides:
www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This document contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this document regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, overall economic and business conditions different than those currently anticipated; future financial and operating performance of major customers and industries served by the Company; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or a natural disaster; the ability to attract, hire and retain qualified personnel in all regions of the world where the company operates; charges related to portfolio management, goodwill recoverability, business restructuring and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; unanticipated contract terminations or customer cancellation or postponement of projects or sales; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the company’s foreign operations; the impact of new or changed environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.

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